Exhibit 4.4
AMENDMENT NO. 3 TO
AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 3 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Amendment”) is dated as of June 24, 2013 and is entered into by and among AMERICA’S CAR-MART, INC., a Texas corporation (“Parent”), COLONIAL AUTO FINANCE, INC., an Arkansas corporation (“Colonial”), AMERICA’S CAR MART, INC., an Arkansas corporation (“ACM”), TEXAS CAR-MART, INC., a Texas corporation (“TCM”)(each of Colonial, ACM and TCM, a “Borrower”, and collectively, “Borrowers”), the financial institutions party to the Loan Agreement (as hereinafter defined) as lenders (collectively, “Lenders”), BANK OF AMERICA, N.A.,, as administrative agent for the Lenders (“Agent”) and lead arranger and book manager for the Lenders.  All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Loan Agreement (as hereinafter defined).

WITNESSETH

WHEREAS, Parent, Borrowers, Lenders and Agent have entered into that certain Amended and Restated Loan and Security Agreement dated as of March 9, 2012 (as previously amended, amended and restated, modified, supplemented or renewed, the “Loan Agreement”);

WHEREAS, Parent, Borrowers, Lenders and Agent have agreed to amend the Loan Agreement subject to the terms and conditions stated herein; and

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lenders, Agent, Parent and Borrowers hereby agree as follows:

I.  Amendments to the Loan Agreement.

A.  The definition of “Amendment No. 3 Effective Date” is hereby added to Section 1.1 of the Loan Agreement in alphabetical order as follows:

Amendment No. 3 Effective Date:  June 24, 2013

B.  Clause (l) of the definition of “Eligible Vehicle Contracts” as set forth in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety by deleting and replacing it with the following:

(l)           (A) the original term of the Vehicle Contract is not more than 42 months and (B) if the original term of the Vehicle Contract is greater than 36 months but no greater than 42 months (“Long Term Contracts”), then the aggregate amount of Colonial Net Eligible Contract Payments attributable to such Long Term Contracts at no time exceeds 5% of the Colonial Revolver Commitments;

C.  The following definitions are hereby amended and restated in their entirety by deleting and replacing them with the following:

ACM-TCM Inventory Formula Amount: 40% of the Actual Cash Value of Eligible Vehicle Inventory owned by ACM or TCM.

ACM-TCM Revolver Termination Date: June 24, 2016.

Applicable Margin: with respect to any Type of Revolver Loan, the margin set forth below, as determined by the Leverage Ratio for the last Fiscal Quarter:

Level	Leverage Ratio	Base Rate Revolver Loans	LIBOR Revolver Loans

I	< 1.25:1.00	0.00%	2.25%
II	≥ 1.25:1.00 <1.50:1.00	0.25%	2.50%
III	≥ 1.50:1.00	0.50%	2.75%

The margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter, which change shall be effective on the first day of the calendar month following receipt.  If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

Average Colonial Net Balance: calculated as of the last day of each month, the sum of the Colonial Net Balances owing under all Vehicle Contracts as of the last day of each of the prior 6 months then ending divided by 6.

Average Colonial Net Charge-Offs: calculated as of the last day of each month, the Colonial Net Charge-Offs for the 6-month period then ending divided by 6.

Colonial Availability Reserve: the sum (without duplication) of (a) the portion of the Rent and Charges Reserve relating to Colonial; (b) the LC Reserve; (c) the Bank Product Reserve applicable to Colonial as determined by Agent; (d) the aggregate amount of liabilities secured by Liens upon Colonial Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (e) such additional reserves, in such amounts and with respect to such matters, as Agent in its discretion may elect to impose from time to time.  Agent shall endeavor to notify Borrowers at or before the time any Colonial Availability Reserve is to be established, but a failure of

Agent to so notify Borrowers shall not be a breach of this Agreement and shall not cause such reserve to be ineffective.

Colonial Contracts Advance Rate:  55%; provided, however, that the Contracts Advance Rate shall be reduced by 0.25% for each 0.25% (or portion thereof) that the Contracts Advance Rate Adjustment Percent for the month immediately preceding the date of determination exceeds 35%; in each instance such adjustment shall be calculated as of the last day of each month and shall be effective as of the first day of the month immediately following the date of determination, based upon information delivered by Borrowers to Agent pursuant to Section 8.  For example, if the Colonial Contracts Advance Rate Adjustment Percent is 35.10%, the Colonial Contracts Advance Rate shall be 54.75%; if the Colonial Contracts Advance Rate Adjustment Percent is 35.30%, the Colonial Contracts Advance Rate is 54.5%; if the Colonial Contracts Advance Rate Adjustment Percent is 35.6%,  the Colonial Contracts Advance Rate is 54.25%: if the Colonial Contracts Advance Rate Adjustment Percent is 35.90%, the Colonial Contracts Advance Rate is 54%; if the Colonial Contracts Advance Rate Adjustment Percent is 36.10%, the Colonial Contracts Advance Rate is 53.75% and so on.

Colonial Revolver Termination Date: June 24, 2016.

Past Due Percent: the percent equal to (a) the sum of the Colonial Net Balances owing under all Vehicle Contracts that are 29 days or more past due or where the Contract Debtor is subject to an Insolvency Proceeding, calculated as of the last day of the month for each of the last 2 months, divided by (b) the sum of the Colonial Net Balances owing under all Vehicle Contracts at the end of each of the last 2 months.

Repossession Percent: the percent, as calculated as of the last day of each month, equal to (a) the repossession value of all Vehicles which any Borrower has repossessed in the last 2 months and which, as of the last day of the 2-month period then ending, was reflected as assets on any Borrower’s books divided by (b) the Average Colonial Net Balance.

D.  Section 2.1.7 of the Loan Agreement is hereby amended and restated in its entirety by deleting and replacing it with the following:

2.1.7           Increase in Colonial Revolver Commitments.  At any time after the Amendment No. 3 Effective Date Colonial may request an increase in Colonial Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase shall be in a minimum amount of $5,000,000 and shall be offered on the same terms as existing Colonial Revolver Commitments, except for a closing fee specified by Agent and Lenders, (b) total increases of the Colonial Revolver Commitments and ACM-TCM Revolver Commitments shall not exceed $55,000,000 in the aggregate and no more than 3 total increases shall be made under this Section and Section 2.2.7, and (c) no reduction in Colonial Revolver Commitments pursuant to Section 2.1.4 shall have occurred prior to the requested increase.  Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Colonial Revolver Commitment.  Any Lender not responding within such period shall be deemed to have declined any increase.  If Lenders fail to commit to the full requested increase, Agent may select Eligible Assignees to issue additional Colonial Revolver Commitments and to become Lenders hereunder.  Agent may allocate, in its discretion, the increased Colonial Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees.  Provided the conditions set forth in Section 6.2 are satisfied and the applicable commitments have been received, total Colonial Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Colonial, which date shall be within 45 days following Colonial’s increase request.  Agent, Colonial, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in Colonial Revolver Commitments, and Agent shall be entitled to revised Schedule 1.1 to reflect the increased Colonial Revolver Commitments.  Colonial shall prepay and Lenders shall fund Colonial Revolver Loans on the effective date of the increase as necessary to allocate Colonial Revolver Loans among Lenders in accordance with their adjusted shares of the Colonial Revolver Commitments.

E.  Section 2.2.7 of the Loan Agreement is hereby amended and restated in its entirety by deleting and replacing it with the following:

2.2.7           Increase in ACM-TCM Revolver Commitments.  At any time after the Amendment No. 3 Effective Date ACM and TCM may request an increase in ACM-TCM Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase shall be in a minimum amount of $1,000,000 and shall be offered on the same terms as existing ACM-TCM Revolver Commitments, except for a closing fee specified by Agent and Lenders, and (b) total increases of the ACM-TCM Revolver Commitments and Colonial Revolver Commitments shall not exceed $55,000,000 in the aggregate and no more than 3 total increases shall be made under this Section and Section 2.1.7.  Agent shall promptly notify Lenders of the requested increase and, within 10 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its ACM-TCM Revolver Commitment.  Any Lender not responding within such period shall be deemed to have declined any increase.  If Lenders fail to commit to the full requested increase, Agent may select Eligible Assignees to issue additional ACM-TCM Revolver Commitments and to become Lenders hereunder.  Agent may allocate, in its discretion, the increased ACM-

TCM Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees.  Provided the conditions set forth in Section 6.2 are satisfied and the applicable commitments have been received, total ACM-TCM Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent, ACM and TCM, which date shall be within 45 days following ACM’s and TCM’s increase request.  Agent, ACM, TCM, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in ACM-TCM Revolver Commitments, and Agent shall be entitled to revised Schedule 1.1 to reflect the increased ACM-TCM Revolver Commitments.  ACM and TCM shall prepay and Lenders shall fund ACM-TCM Revolver Loans on the effective date of the increase as necessary to allocate ACM-TCM Revolver Loans among Lenders in accordance with their adjusted shares of the ACM-TCM Revolver Commitments.

II.  Conditions.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

A.  Amendment.  Fully executed copies of this Amendment signed by Parent, Borrowers and Lenders shall have been delivered to Agent.

B.  Fee Letter. Fully executed copy of the fee letter signed by Parent and Borrowers shall have been delivered to Agent.

C.  Other Documents.  Borrowers shall have executed and delivered to Agent such other documents and instruments as Agent may reasonably require.

III.  Miscellaneous.

A.  Survival of Representations and Warranties.  All representations and warranties made in the Loan Agreement or any other document or documents relating thereto, including, without limitation, any Loan Document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Loan Documents, and no investigation by Agent or the Lenders shall affect the representations and warranties or the right of Agent or the Lenders to rely thereon.

B.  Reference to Loan Agreement.  The Loan Agreement, each of the Loan Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof, or pursuant to the terms of the Loan Agreement as amended hereby, are hereby amended so that any reference therein to the Loan Agreement shall mean a reference to the Loan Agreement as amended hereby.

C.  Loan Agreement Remains in Effect.  The Loan Agreement and the Loan Documents, as amended hereby, remain in full force and effect and Parent and each Borrower ratifies and confirms its agreements and covenants contained therein.  Parent and each Borrower hereby confirms that to the best of its knowledge no Event of Default or Default exists.

D.  Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

E.  Counterparts.  This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

F.  Headings.  The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

G.  NO ORAL AGREEMENTS.  THIS AMENDMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENTS THE FINAL AGREEMENT BETWEEN LENDERS, AGENT AND BORROWERS AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AGENT, LENDERS AND BORROWERS.

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IN WITNESS WHEREOF, the parties have executed this Amendment under seal on the date first written above.

BORROWERS:

COLONIAL AUTO FINANCE, INC., an Arkansas corporation

By:	/s/ Jeffrey A. Williams
Name:	Jeffrey A. Williams
Title:	Secretary

AMERICA’S CAR MART, INC., an Arkansas corporation

By:	/s/ Jeffrey A. Williams
Name:	Jeffrey A. Williams
Title:	Secretary

TEXAS CAR-MART, INC., a Texas corporation

By:	/s/ Jeffrey A. Williams
Name:	Jeffrey A. Williams
Title:	Secretary

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PARENT:

AMERICA’S CAR-MART, INC., a Texas corporation

By:	/s/ Jeffrey A. Williams
Name:	Jeffrey A. Williams
Title:	Secretary

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AGENT AND LENDERS:

BANK OF AMERICA, N.A., as Agent and Lender

By:	/s/ Carlos Gil
Name:	Carlos Gil
Title:	Senior Vice President

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BOKF, NA D/B/A BANK OF ARKANSAS, as Lender

By:	/s/ Jacob Hudson
Name:	Jacob Hudson
Title:	Vice President

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FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Stephen R. Brimm
Name:	Stephen R. Brimm
Title:	Vice President

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ARVEST BANK, as Lender

By:	/s/ Andy Marshall
Name:	Andy Marshall
Title:	SVP

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COMMERCE BANK, as Lender

By:	/s/ R. David Emley, Jr.
Name:	R. David Emley, Jr.
Title:	Vice President